Citigroup Global Markets Holdings Inc.	November 17, 2017 Medium-Term Senior Notes, Series N Pricing Supplement No. 2017-USNCH0842 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-216372 and 333-216372-01

Autocallable Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors Gold Miners ETF, the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Due May 22, 2019

▪	The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The securities offer a monthly coupon payment at a per annum rate that is generally higher than the rate we would pay on conventional debt securities of the same maturity. In exchange for this higher coupon, you must be willing to accept the risks that (i) the securities may be automatically redeemed prior to maturity in the circumstances described below and (ii) if the securities are not automatically redeemed prior to maturity and a knock-in event (as described below) occurs, you will be exposed to any depreciation in the worst performing underlying asset from its starting value to its closing value on the valuation date and the payment you receive at maturity may be significantly less than the stated principal amount of your securities, and possibly nothing. Each of these risks will depend on the performance of the worst performing of the shares of the VanEck Vectors Gold Miners ETF, the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index (each, an “underlying asset”), as described below. You will be subject to risks associated with each of the underlying assets and will be negatively affected by adverse movements in any of the underlying assets regardless of the performance of any other underlying assets. Although you will be exposed to downside risk with respect to the worst performing underlying asset, you will not participate in any appreciation of the underlying assets or receive any dividends paid on the underlying assets or the stocks included in or held by the underlying assets, as applicable.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying assets:	Underlying assets	Starting value*	Knock-in value**
	Shares of the VanEck Vectors Gold Miners ETF	$22.79	$14.814
	S&P 500® Index	2,578.85	1,676.253
	Russell 2000® Index	1,492.822	970.334
	EURO STOXX 50® Index	3,547.46	2,305.849
	* For each of the underlying assets, its closing level or closing price, as applicable, on the pricing date ** For each of the underlying assets, 65% of its starting value
Aggregate stated principal amount:	$1,314,000
Stated principal amount:	$1,000 per security
Pricing date:	November 17, 2017
Issue date:	November 22, 2017 (three business days after the pricing date). See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Valuation date:	May 17, 2019, subject to postponement if such date is not a scheduled trading day for any of the underlying assets or if certain market disruption events occur with respect to any of the underlying assets
Maturity date:	Unless earlier redeemed, May 22, 2019
Coupon payments:	0.8875% of the stated principal amount (approximately 10.65% per annum) paid on each monthly coupon payment date, subject to automatic early redemption
Coupon payment dates:	December 22, 2017, January 24, 2018, February 26, 2018, March 26, 2018, April 24, 2018, May 24, 2018, June 25, 2018, July 24, 2018, August 24, 2018, September 24, 2018, October 24, 2018, November 26, 2018, December 24, 2018, January 25, 2019, February 26, 2019, March 25, 2019, April 25, 2019 and the maturity date
Observation dates:	The 17th day of each month, beginning in December 2017 and ending in April 2019, each subject to postponement on the same basis as if it were the valuation date
Payment at maturity:

If the securities have not been earlier redeemed, for each $1,000 stated principal amount security you hold at maturity, you will be entitled to receive:

▪     If the closing value of the worst performing underlying asset on the valuation date is greater than or equal to the applicable starting value: $1,000

▪     If the closing value of the worst performing underlying asset on the valuation date is less than the applicable starting value and a knock-in event has not occurred: $1,000

▪     If the closing value of the worst performing underlying asset on the valuation date is less than the applicable starting value and a knock-in event has occurred:

$1,000 × the underlying asset performance factor of the worst performing underlying asset on the valuation date

If the closing value of the worst performing underlying asset on the valuation date is less than the applicable starting value and a knock-in event has occurred, you will receive less than the stated principal amount of your securities, and possibly nothing, at maturity.

Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per security:	$1,000.00	$7.00	$993.00
Total:	$1,314,000.00	$9,198.00	$1,304,802.00

(Key Terms continued on next page)

(1) On the date of this pricing supplement, the estimated value of the securities is $962.50 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance.  See “Valuation of the Securities” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $7.00 for each $1,000 security sold in this offering. Selected dealers not affiliated with CGMI and their financial advisors will collectively receive from CGMI a selling concession of $2.50 for each $1,000 security they sell.  Selected dealers through whom we distribute securities may enter into arrangements with other institutions with respect to the distribution of the securities, and those institutions may share in the commissions, discounts or other compensation received by our selected dealers, may be compensated separately and may also receive commissions from purchasers for whom they may act as agents.  We may also engage other firms to provide marketing or promotional services in connection with the distribution of the securities.  CGMI will also pay certain service providers a fee of up to $4.50 per security in consideration for providing marketing, education, structuring or referral services with respect to financial advisors or selected dealers.  For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) The per security proceeds to Citigroup Global Markets Holdings Inc. indicated above represent the minimum per security proceeds to Citigroup Global Markets Holdings Inc. for any security, assuming the maximum per security underwriting fee of $7.00. As noted in footnote (2), the underwriting fee is variable. The total underwriting fee and proceeds to issuer shown above give effect to the actual amount of this variable underwriting fee. You should refer to “Supplemental Plan of Distribution” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense. You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-06 dated April 7, 2017              Underlying Supplement No. 6 dated April 7, 2017

Prospectus Supplement and Prospectus each dated April 7, 2017

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Autocallable Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors Gold Miners ETF, the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Due May 22, 2019

KEY TERMS (continued)
Automatic early redemption:	If, on any potential redemption date, the closing value of the worst performing underlying asset on that date is greater than or equal to its starting value, each security you then hold will be automatically redeemed on the related coupon payment date for an amount in cash equal to $1,000 plus the related coupon payment. If the securities are automatically redeemed prior to maturity, you will not receive any further coupon payments following the redemption.
Potential redemption dates:	Each observation date beginning in May 2018 and ending in April 2019
Closing value:	For each underlying asset on any date, its closing level or closing price, as applicable, on that date
Knock-in event:	A knock-in event will occur if, on any trading day during the observation period, the closing value of the worst performing underlying asset on that trading day is less than the applicable knock-in value
Observation period:	The period from but excluding the pricing date to and including the valuation date
Underlying asset performance factor:	For each of the underlying assets on any date, its closing value on that date divided by its starting value
Worst performing underlying asset:	For any date, the underlying asset with the lowest underlying asset performance factor on that date
CUSIP / ISIN:	17324CPA8 / US17324CPA89

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity, such as market disruption events and other events affecting the underlying assets. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an ETF” with respect to the shares of the VanEck Vectors Gold Miners ETF, and in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index” with respect to the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index. The accompanying underlying supplement contains important disclosures regarding the underlying assets that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Postponement of an observation date. If a scheduled observation date is not a scheduled trading day for any of the underlying assets or if a market disruption event occurs with respect to any of the underlying assets on a scheduled observation date, that observation date will be subject to postponement as if it were the valuation date as described in the accompanying product supplement in the section “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date.”  If a scheduled observation date is postponed, the closing value of each of the underlying assets in respect of that observation date will be determined based on (i) for any underlying asset for which the originally scheduled observation date is a scheduled trading day and as to which a market disruption event does not occur on the originally scheduled observation date, the closing value of such underlying asset on the originally scheduled observation date and (ii) for any other underlying assets, the closing values of such underlying assets on the observation date as postponed (or, if earlier, the first scheduled trading day for such underlying assets following the originally scheduled observation date on which a market disruption event did not occur with respect to such underlying assets).

Postponement of the valuation date. If the scheduled valuation date is not a scheduled trading day for any of the underlying assets or if a market disruption event occurs with respect to any of the underlying assets on the scheduled valuation date, the valuation date will be subject to postponement as if it were the valuation date as described in the accompanying product supplement in the section “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date.”  If the scheduled valuation date is postponed, the closing value of each of the underlying assets in respect of the valuation date will be determined based on (i) for any underlying asset for which the originally scheduled valuation date is a scheduled trading day and as to which a market disruption event does not occur on the originally scheduled valuation date, the closing value of such underlying asset on the originally scheduled valuation date and (ii) for any other underlying assets, the closing values of such underlying assets on the valuation date as postponed (or, if earlier, the first scheduled trading day for such underlying assets following the originally scheduled valuation date on which a market disruption event did not occur with respect to such underlying assets).

Dilution and reorganization adjustments. With respect to the VanEck Vectors Gold Miners ETF, the starting value and the knock-in value are each a “Relevant Price” for purposes of the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the starting value and the knock-in value applicable to the VanEck Vectors Gold Miners ETF are each subject to adjustment upon the occurrence of any of the events described in that section.

November 2017	PS-2

Citigroup Global Markets Holdings Inc.
Autocallable Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors Gold Miners ETF, the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Due May 22, 2019

Hypothetical Examples of the Payment at Maturity on the Securities

The examples below illustrate how to calculate the payment at maturity on the securities, assuming the securities have not been previously redeemed.  You should understand that the term of the securities, and your opportunity to receive the coupon payments on the securities, may be limited to as short as approximately six months by the automatic early redemption feature of the securities, which is not reflected in the examples below. The outcomes illustrated below are not exhaustive, and your actual payment at maturity on the securities (if the securities are not earlier automatically redeemed) may differ from any example illustrated below. For ease of analysis, figures below have been rounded.

The examples below are based on the following values in order to illustrate how the securities work:

Underlying assets	Starting value*	Knock-in value**
Shares of the VanEck Vectors Gold Miners ETF	$22.79	$14.814 (65% of the applicable starting value)
S&P 500® Index	2,578.85	1,676.253 (65% of the applicable starting value)
Russell 2000® Index	1,492.822	970.334 (65% of the applicable starting value)
EURO STOXX 50® Index	3,547.46	2,305.849 (65% of the applicable starting value)
Coupon payment rate:	10.65% of the stated principal amount per annum, paid monthly, subject to automatic early redemption

* For each of the underlying assets, its starting value is its closing level or closing price, as applicable, on the pricing date.

** For each of the underlying assets, its knock-in value is equal to 65% of its starting value.

The following examples illustrate the hypothetical payment at maturity on the securities, assuming the securities have not been earlier automatically redeemed.

Example 1: In this example, the closing value of the worst performing underlying asset on the valuation date is greater than the applicable starting value.  Accordingly, at maturity, you would receive the $1,000 stated principal amount of the securities, but you would not participate in the appreciation of any of the underlying assets.  Because the closing value of the worst performing underlying asset on the valuation date is greater than the applicable starting value, you would receive the $1,000 stated principal of the securities regardless of whether or not a knock-in event has occurred.

Example 2: In this example, the closing value of the worst performing underlying asset on the valuation date has depreciated from the applicable starting value by 10% and a knock-in event has not occurred.  Accordingly, at maturity, you would receive the $1,000 stated principal amount of the securities even though the closing value of the worst performing underlying asset on the valuation date has depreciated from the applicable starting value.

Example 3: In this example, the closing value of the worst performing underlying asset on the valuation date has depreciated from the applicable starting value by 10% and a knock-in event has occurred.  Accordingly, at maturity, you would receive a payment per security calculated as follows:

Payment at maturity = $1,000 × underlying asset performance factor of the worst performing underlying asset on the valuation date

= ($1,000 × 0.90)

= $900

Even though one or more other underlying assets may have closed above their starting values, you will not participate in the appreciation of any of the other underlying assets and will be exposed to the depreciation of the worst performing underlying asset.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with each of the underlying assets.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page ES-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus,

November 2017	PS-3

Citigroup Global Markets Holdings Inc.
Autocallable Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors Gold Miners ETF, the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Due May 22, 2019

including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity and a knock-in event has occurred, you will be fully exposed to any depreciation of the worst performing underlying asset. If a knock-in event has occurred, you will lose 1% of the stated principal amount of the securities for every 1% by which the worst performing underlying asset has declined from its starting value to its closing value on the valuation date, regardless of the performance of the other underlying assets. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	Your opportunity to receive coupon payments may be limited by the automatic early redemption feature. Beginning approximately six months after issuance, the securities will be automatically redeemed following a monthly observation date if the closing value of the worst performing underlying asset on that date is greater than or equal to its starting value. If the securities are automatically redeemed prior to maturity, you will not receive any additional coupon payments following the redemption and may not be able to reinvest your funds in another investment that offers comparable terms or returns. The term of the securities, and your opportunity to receive the coupon payments on the securities, may be limited to as short as six months.

▪	Higher coupon payment rates are associated with greater risk. The securities offer coupon payments at a per annum rate that is higher than the rate we would pay on conventional debt securities of the same maturity. In exchange for this higher coupon payment rate, investors in the securities will be subject to significantly greater risk than investors in our conventional debt securities, including the risk that you may lose a significant portion, and up to all, of your investment at maturity. The volatility of and the correlation among the underlying assets are important factors affecting these risks. In general, the higher the expected volatility of the underlying assets, and the lower the expected correlation among the underlying assets, the greater the coupon payment rate on the securities. However, higher expected volatility and lower expected correlation would also represent a greater expected likelihood as of the pricing date that the closing value of any one of the underlying assets will be less than its knock-in value on any day during the observation period and the closing value of the worst performing underlying asset on the valuation date will be less than its starting value, such that you will not be repaid the stated principal amount of your securities at maturity.

▪	The securities are subject to the risks of all of the underlying assets and will be negatively affected if any of the underlying assets perform poorly, even if the other underlying assets perform well. You are subject to risks associated with all of the underlying assets. If any of the underlying assets perform poorly, you will be negatively affected, even if the other underlying assets perform well. The securities are not linked to a basket composed of the underlying assets, where the better performance of some could ameliorate the poor performance of the others. Instead, you are subject to the full risks of whichever of the underlying assets is the worst performing underlying asset.

▪	You will not benefit in any way from the performance of the better performing underlying assets. The return on the securities depends solely on the performance of the worst performing underlying asset, and you will not benefit in any way from the performance of the better performing underlying assets. The securities may underperform a similar investment in all of the underlying assets or a similar alternative investment linked to a basket composed of the underlying assets, since in either such case the performance of the better performing underlying assets would be blended with the performance of the worst performing underlying asset, resulting in a better return than the return of the worst performing underlying asset.

▪	You will be subject to risks relating to the relationship among the underlying assets. It is preferable from your perspective for the underlying assets to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the underlying assets will not exhibit this relationship. The less correlated the underlying assets, the more likely it is that any one of the underlying assets will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlying assets to perform poorly; the performance of the underlying assets that are not the worst performing underlying asset is not relevant to your return on the securities. It is impossible to predict what the relationship among the underlying assets will be over the term of the securities. The VanEck Vectors Gold Miners ETF represents stocks of companies primarily engaged in the mining of gold and silver. The S&P 500® Index represents large capitalization stocks in the United States, the Russell 2000® Index represents small capitalization stocks in the United States and the EURO STOXX 50® Index represents large capitalization stocks in the Eurozone. Accordingly, the underlying indices represent markets that differ in significant ways and, therefore, may not be correlated with each other.

▪	The securities offer downside exposure to the underlying assets, but no upside exposure to the underlying assets. You will not participate in any appreciation in the price of any of the underlying assets over the term of the securities. Consequently, your return on the securities will be limited to the coupon payments and may be significantly less than the return on any of the underlying assets over the term of the securities. In addition, you will not receive any dividends or other distributions or any other rights with respect to any of the underlying assets or the stocks included in or held by the underlying assets, as applicable.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive any amounts owed to you under the securities.

November 2017	PS-4

Citigroup Global Markets Holdings Inc.
Autocallable Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors Gold Miners ETF, the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Due May 22, 2019

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation among the underlying assets, the dividend yields on the shares of the VanEck Vectors Gold Miners ETF and the stocks included in or held by the underlying assets and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion.  As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying assets and a number of other factors, including the correlation among the underlying assets, dividend yields on the stocks included in or held by, as applicable, the underlying assets, interest rates generally, changes in the exchange rate between the U.S. dollar and the euro, the correlation between that exchange rate and the level of the EURO STOXX 50® Index, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the prices of the underlying assets may not result in a comparable change in

November 2017	PS-5

Citigroup Global Markets Holdings Inc.
Autocallable Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors Gold Miners ETF, the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Due May 22, 2019

the value of your securities.  You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Risks associated with the gold and silver mining industries will affect the price of the shares of the VanEck Vectors Gold Miners ETF. The equity securities included in the NYSE Arca Gold Miners Index and that are generally tracked by the VanEck Vectors Gold Miners ETF are common stocks and American depositary receipts (“ADRs”) of companies primarily engaged in mining for gold and silver. The shares of the VanEck Vectors Gold Miners ETF may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector.

Because the VanEck Vectors Gold Miners ETF invests primarily in common stocks and ADRs of companies that are involved in the gold mining industries, the shares of the VanEck Vectors Gold Miners ETF are subject to certain risks associated with such companies. Competitive pressures may have a significant effect on the financial condition of such companies in the gold mining industry. Also, gold mining companies are highly dependent on the price of gold. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile.

The VanEck Vectors Gold Miners ETF invests to a lesser extent in common stocks and ADRs of companies involved in the silver mining industry. Silver mining companies are highly dependent on the price of silver. The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events and production costs and disruptions in major silver-producing countries, such as Mexico, China and Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, jewelry and silverware.

▪	The securities are linked to the Russell 2000® Index and will be subject to risks associated with small capitalization stocks. The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪	The EURO STOXX 50® Index is subject to risks associated with foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪	The performance of the EURO STOXX 50® Index will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar. The EURO STOXX 50® Index is composed of stocks traded in euro, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the EURO STOXX 50® Index and the value of your securities will not be adjusted for exchange rate fluctuations. If the euro appreciates relative to the U.S. dollar over the term of

November 2017	PS-6

Citigroup Global Markets Holdings Inc.
Autocallable Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors Gold Miners ETF, the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Due May 22, 2019

the securities, the performance of the EURO STOXX 50® Index as measured for purposes of the securities will be less than it would have been if it offered exposure to that appreciation in addition to the change in the prices of the underlying stocks.

▪	Our offering of the securities is not a recommendation of any of the underlying assets. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to any of the underlying assets is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying assets or in instruments related to the underlying assets and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying assets. These and other of our affiliates’ activities may affect the prices of the underlying assets in a way that has a negative impact on your interests as a holder of the securities.

▪	The levels or prices of the underlying assets may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the shares of the VanEck Vectors Gold Miners ETF and in the stocks included in the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index and other financial instruments related to the underlying assets or the stocks included in or held by the underlying assets, as applicable, and may adjust such positions during the term of the securities. Our affiliates also trade the shares of the VanEck Vectors Gold Miners ETF and the stocks included in the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index and other financial instruments related to the underlying assets on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the values of the underlying assets in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the VanEck Vectors Gold Miners ETF or with the issuers of the stocks included in or held by the underlying assets, as applicable, including extending loans to, making equity investments in or providing advisory services to such issuers or the VanEck Vectors Gold Miners ETF. In the course of this business, we or our affiliates may acquire non-public information which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

▪	Changes that affect the underlying assets may affect the value of your securities. The sponsors of the S&P 500® Index, the Russell 2000® Index, the EURO STOXX 50® Index or the index underlying the VanEck Vectors Gold Miners ETF may add, delete or substitute the stocks that constitute those indexes or make other methodological changes that could affect the levels of those indexes. In addition, the investment adviser to the VanEck Vectors Gold Miners ETF may change the manner in which the VanEck Vectors Gold Miners ETF operates or its investment objectives at any time. We are not affiliated with any such index sponsor or investment advisor and, accordingly, we have no control over any changes any such index sponsor or investment adviser may make. Such changes could be made at any time and could adversely affect the performance of the underlying assets and the value of and your payment at maturity on the securities.

▪	You will have no rights and will not receive dividends with respect to the VanEck Vectors Gold Miners ETF. You should understand that you will not receive any dividend payments under the securities. If any change to the VanEck Vectors Gold Miners ETF is proposed, such as an amendment to its organizational documents, you will not have the right to vote on such change. Any such change may adversely affect the market price of the VanEck Vectors Gold Miners ETF.

▪	Even if the issuer of the VanEck Vectors Gold Miners ETF pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the VanEck Vectors Gold Miners ETF unless the amount of the dividend per share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the shares of the VanEck Vectors Gold Miners ETF on the date of declaration of the dividend. Any dividend will reduce the closing price of the shares of the VanEck Vectors Gold Miners ETF by the amount of the dividend per share. If the issuer of the VanEck Vectors Gold Miners ETF pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities may be adversely affected. See “Description of the Securities—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The securities will not be adjusted for all events that could affect the price of the shares of the VanEck Vectors Gold Miners ETF. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the shares of the VanEck Vectors Gold Miners ETF would not.

▪	The securities may become linked to shares of an issuer other than the original issuer of the VanEck Vectors Gold Miners ETF upon the occurrence of a reorganization event or upon the delisting of the shares of the VanEck Vectors Gold Miners ETF. For example, if the issuer of the VanEck Vectors Gold Miners ETF enters into a merger agreement that provides for holders of the shares of the VanEck Vectors Gold Miners ETF to receive stock of another entity, the stock of such other entity will become the applicable underlying asset for all purposes of the securities upon consummation of the merger. Additionally, if the shares of

November 2017	PS-7

Citigroup Global Markets Holdings Inc.
Autocallable Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors Gold Miners ETF, the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Due May 22, 2019

the VanEck Vectors Gold Miners ETF are delisted or otherwise terminated, the calculation agent may, in its sole discretion, select shares of another issuer to be the applicable underlying asset.  See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

▪	The price and performance of the VanEck Vectors Gold Miners ETF may not completely track the performance of the NYSE Arca Gold Miners Index or the net asset value per share of the VanEck Vectors Gold Miners ETF. The VanEck Vectors Gold Miners ETF does not fully replicate the NYSE Arca Gold Miners Index and may hold securities different from those included in the NYSE Arca Gold Miners Index. In addition, the performance of the VanEck Vectors Gold Miners ETF reflect additional transaction costs and fees that are not included in the calculation of the NYSE Arca Gold Miners Index. All of these factors may lead to a lack of correlation between the performance of the VanEck Vectors Gold Miners ETF and the NYSE Arca Gold Miners Index. In addition, corporate actions with respect to the equity securities constituting the NYSE Arca Gold Miners Index or held by the VanEck Vectors Gold Miners ETF (such as mergers and spin-offs) may impact the variance between the performance of the VanEck Vectors Gold Miners ETF and the NYSE Arca Gold Miners Index. Finally, because shares of the VanEck Vectors Gold Miners ETF are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of the VanEck Vectors Gold Miners ETF may differ from its net asset value per share.

During periods of market volatility, securities underlying the VanEck Vectors Gold Miners ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the VanEck Vectors Gold Miners ETF and the liquidity of the VanEck Vectors Gold Miners ETF may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the VanEck Vectors Gold Miners ETF. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell shares of the VanEck Vectors Gold Miners ETF. As a result, under these circumstances, the market value of the VanEck Vectors Gold Miners ETF may vary substantially from its net asset value per share. For all of the foregoing reasons, the performance of the VanEck Vectors Gold Miners ETF might not correlate with the performance of the NYSE Arca Gold Miners Index and/or its net asset value per share, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your payment at maturity.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events, events with respect to the VanEck Vectors Gold Miners ETF that may require a dilution adjustment, the delisting of the the VanEck Vectors Gold Miners ETF or the discontinuance of the S&P 500® Index, the Russell 2000® Index or the EURO STOXX 50® Index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be materially and adversely affected. As described below under “United States Federal Tax Considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons is subject to withholding tax, possibly with retroactive effect.

As described below under “United States Federal Tax Considerations,” in connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend to treat a portion of each coupon payment as attributable to interest and the remainder to option premium.  However, in light of the uncertain treatment of the securities, it is possible that other persons having withholding or information reporting responsibility in respect of the securities may treat a security differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder and/or treating some or all of each coupon payment on a security to a non-U.S. person as subject to withholding tax at a rate of 30%.  Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments on the securities to non-U.S. persons.

In addition, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors in respect of certain financial instruments linked to U.S. equities.  In light of IRS regulations providing a general exemption for financial instruments issued in 2017 that do not have a “delta” of one, the securities should not be subject to withholding under Section 871(m).  However, the IRS could challenge this conclusion.

If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

November 2017	PS-8

Citigroup Global Markets Holdings Inc.
Autocallable Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors Gold Miners ETF, the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Due May 22, 2019

You should review carefully the section of this pricing supplement entitled “United States Federal Tax Considerations.”  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction..

November 2017	PS-9

Citigroup Global Markets Holdings Inc.
Autocallable Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors Gold Miners ETF, the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Due May 22, 2019

Information About the Shares of the VanEck Vectors Gold Miners ETF

The VanEck Vectors Gold Miners ETF is an exchange-traded fund that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities involved primarily in the mining of gold or silver, as measured by the NYSE Arca Gold Miners Index. However, for purposes of the securities, the performance of the VanEck Vectors Gold Miners ETF will reflect only its price performance, as any dividends paid on the shares of the VanEck Vectors Gold Miners ETF will not be factored into a determination of the final share price of the VanEck Vectors Gold Miners ETF.

The VanEck Vectors Gold Miners ETF is an investment portfolio of Market Vectors ETF Trust. Van Eck Associates Corporation is currently the investment adviser to the VanEck Vectors Gold Miners ETF. Information provided to or filed with the SEC by Market Vectors ETF Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The VanEck Vectors Gold Miners ETF trades on the NYSE Arca under the ticker symbol “GDX.”

This pricing supplement relates only to the securities offered hereby and does not relate to the shares of the VanEck Vectors Gold Miners ETF or other securities of the issuer of the shares of the VanEck Vectors Gold Miners ETF. We have derived all disclosures contained in this pricing supplement regarding the shares of the VanEck Vectors Gold Miners ETF and the issuer of the shares of the VanEck Vectors Gold Miners ETF from the publicly available documents described above. In connection with the offering of the securities, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the VanEck Vectors Gold Miners ETF or the NYSE Arca Gold Miners Index.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The VanEck Vectors Gold Miners ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the VanEck Vectors Gold Miners ETF.

Historical Information

The graph below shows the closing prices of the shares of the VanEck Vectors Gold Miners ETF for each day such price was available from January 2, 2008 to November 17, 2017. The table that follows shows the high and low closing prices of, and dividends paid on, the shares of the VanEck Vectors Gold Miners ETF for each quarter in that same period. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. You should not take the historical prices of the shares of the VanEck Vectors Gold Miners ETF as an indication of future performance.

Shares of the VanEck Vectors Gold Miners ETF – Historical Closing Prices January 2, 2008 to November 17, 2017

* The red line indicates the knock-in value with respect to the shares of the VanEck Vectors Gold Miners ETF of $14.814, equal to 65.00% of the applicable closing price on November 17, 2017.

November 2017	PS-10

Citigroup Global Markets Holdings Inc.
Autocallable Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors Gold Miners ETF, the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Due May 22, 2019

Shares of the VanEck Vectors Gold Miners ETF (CUSIP: 92189F106)	High	Low	Dividends
2008
First Quarter	$56.29	$46.50	$0.00000
Second Quarter	$51.40	$42.38	$0.00000
Third Quarter	$50.84	$27.95	$0.00000
Fourth Quarter	$33.96	$16.38	$0.00000
2009
First Quarter	$38.57	$28.20	$0.00000
Second Quarter	$44.55	$30.95	$0.00000
Third Quarter	$48.00	$35.14	$0.00000
Fourth Quarter	$54.78	$41.87	$0.11100
2010
First Quarter	$50.17	$40.22	$0.00000
Second Quarter	$54.07	$46.36	$0.00000
Third Quarter	$56.66	$47.09	$0.00000
Fourth Quarter	$63.80	$54.28	$0.40100
2011
First Quarter	$60.79	$53.12	$0.00000
Second Quarter	$63.95	$51.80	$0.00000
Third Quarter	$66.69	$53.75	$0.00000
Fourth Quarter	$63.32	$50.07	$0.15000
2012
First Quarter	$57.47	$48.75	$0.00000
Second Quarter	$50.37	$39.34	$0.00000
Third Quarter	$54.81	$40.70	$0.00000
Fourth Quarter	$54.25	$44.85	$0.46200
2013
First Quarter	$47.09	$35.91	$0.00000
Second Quarter	$37.45	$22.22	$0.00000
Third Quarter	$30.43	$22.90	$0.00000
Fourth Quarter	$26.52	$20.39	$0.19100
2014
First Quarter	$27.73	$21.27	$0.00000
Second Quarter	$26.45	$22.04	$0.00000
Third Quarter	$27.46	$21.35	$0.00000
Fourth Quarter	$21.94	$16.59	$0.12100
2015
First Quarter	$22.94	$17.67	$0.00000
Second Quarter	$20.82	$17.76	$0.00000
Third Quarter	$17.85	$13.04	$0.00000
Fourth Quarter	$16.90	$13.08	$0.11600
2016
First Quarter	$20.86	$12.47	$0.00000
Second Quarter	$27.70	$19.53	$0.00000
Third Quarter	$31.32	$25.45	$0.00000
Fourth Quarter	$25.96	$18.99	$0.05500
2017
First Quarter	$25.57	$21.14	$0.00000
Second Quarter	$24.57	$21.10	$0.00000
Third Quarter	$25.49	$21.21	$0.00000
Fourth Quarter (through November 17, 2017)	$23.84	$22.43	$0.00000

The closing price of the shares of the VanEck Vectors Gold Miners ETF on November 17, 2017 was $22.79.

We make no representation as to the amount of dividends, if any, that may be paid on the shares of the VanEck Vectors Gold Miners ETF in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the shares of the VanEck Vectors Gold Miners ETF.

November 2017	PS-11

Citigroup Global Markets Holdings Inc.
Autocallable Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors Gold Miners ETF, the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Due May 22, 2019

Information About the S&P 500® Index

The S&P 500® Index consists of 500 common stocks selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates.  As of July 31, 2017, the securities  of companies with multiple share class structures are no longer eligible to be added to the S&P 500® Index, but securities already included in the S&P 500® Index have been grandfathered and are not affected by this change. For more information, see “Equity Index Descriptions—The S&P U.S. Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index.

Historical Information

The closing level of the S&P 500® Index on November 17, 2017 was 2,578.85.

The graph below shows the closing levels of the S&P 500® Index for each day such level was available from January 2, 2008 to November 17, 2017. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the S&P 500® Index as an indication of future performance.

S&P 500® Index – Historical Closing Levels January 2, 2008 to November 17, 2017

* The red line indicates the coupon barrier level and knock-in level with respect to the S&P 500® Index of 1,676.253, equal to 65.00% of the applicable closing level on November 17, 2017.

November 2017	PS-12

Citigroup Global Markets Holdings Inc.
Autocallable Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors Gold Miners ETF, the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Due May 22, 2019

Information About the Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by Russell Investments, a subsidiary of Russell Investment Group. The Russell 2000® Index is reported by Bloomberg L.P. under the ticker symbol “RTY.”

“Russell 2000® Index” is a trademark of Russell Investment Group and has been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The Russell Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The Russell Indices—The Russell 2000® Index” in the accompanying underlying supplement for important disclosures regarding the Russell 2000® Index.

Historical Information

The closing level of the Russell 2000® Index on November 17, 2017 was 1,492.822.

The graph below shows the closing levels of the Russell 2000® Index for each day such level was available from January 2, 2008 to November 17, 2017. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the Russell 2000® Index as an indication of future performance.

Russell 2000® Index – Historical Closing Levels January 2, 2008 to November 17, 2017

* The red line indicates the coupon barrier level and knock-in level with respect to the Russell 2000® Index of 970.334, equal to 65.00% of the applicable closing level on November 17, 2017.

November 2017	PS-13

Citigroup Global Markets Holdings Inc.
Autocallable Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors Gold Miners ETF, the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Due May 22, 2019

Information About the EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The EURO STOXX 50® Index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

STOXX Limited (“STOXX”) and its licensors and CGMI have entered into a non-exclusive license agreement providing for the license to CGMI and its affiliates, in exchange for a fee, of the right to use the EURO STOXX 50® Index, which is owned and published by STOXX, in connection with certain financial instruments, including the securities. For more information, see “Equity Index Descriptions—The EURO STOXX 50® Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The EURO STOXX 50® Index” in the accompanying underlying supplement for important disclosures regarding the EURO STOXX 50® Index.

Historical Information

The closing level of the EURO STOXX 50® Index on November 17, 2017 was 3,547.46.

The graph below shows the closing levels of the EURO STOXX 50® Index for each day such level was available from January 2, 2012 to November 17, 2017. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the EURO STOXX 50® Index as an indication of future performance.

EURO STOXX 50® Index – Historical Closing Levels January 2, 2012 to November 17, 2017

* The red line indicates the coupon barrier level and knock-in level with respect to the EURO STOXX 50® Index of 2,305.849, equal to 65.00% of the applicable closing level on November 17, 2017.

November 2017	PS-14

Citigroup Global Markets Holdings Inc.
Autocallable Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors Gold Miners ETF, the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Due May 22, 2019

United States Federal Tax Considerations

Prospective investors should note that the discussion under the section called “United States Federal Tax Considerations” in the accompanying product supplement generally does not apply to the securities issued under this pricing supplement and is superseded by the following discussion. However, the discussion below is subject to the discussion in “United States Federal Tax Considerations—Possible Taxable Event” in the accompanying product supplement, and you should read it in conjunction with that discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities.  It applies to you only if you are an initial holder of a security that purchases the security for cash at its stated principal amount, and holds the security as a capital asset within the meaning of Section 1221 of the Code.

This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a financial institution;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the securities;

•	a person holding the securities as part of a “straddle” or conversion transaction or one who enters into a “constructive sale” with respect to a security;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	an entity classified as a partnership for U.S. federal income tax purposes;

•	a “regulated investment company”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”; or

•	a person subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal income tax consequences of holding and disposing of the securities to you.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which may affect the tax consequences described herein, possibly with retroactive effect.  This discussion does not address the effect of any applicable state, local or non-U.S. tax laws or the potential application of the Medicare contribution tax.  You should consult your tax adviser about the application of the U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the securities), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Securities

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the securities or similar instruments, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities.  In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat each security for U.S. federal income tax purposes as a unit comprising (i) an option written by you that, if exercised, requires you to pay at maturity an amount equal to the Deposit (as defined below) in exchange for an amount determined by reference to the final value of the index (the “Put Option”) and (ii) a deposit with us of a fixed amount of cash equal to the stated principal amount of the security to secure your potential obligation under the Put Option (the “Deposit”).  In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our counsel has advised us that due to the lack of any controlling legal authority it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.  Under this treatment:

•	a portion of each coupon payment made with respect to a security will be attributable to interest on the Deposit; and

•	the remainder will represent option premium attributable to your grant of the Put Option (with respect to each coupon payment received and, collectively, all coupon payments received, “Put Premium”).

November 2017	PS-15

Citigroup Global Markets Holdings Inc.
Autocallable Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors Gold Miners ETF, the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Due May 22, 2019

We will treat 18.64% of each coupon payment as interest on the Deposit and 81.36% as Put Premium for each security.

We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with this treatment.  Accordingly, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities.  Unless otherwise stated, the following discussion is based on the treatment of each security as a Put Option and a Deposit.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders.  You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Coupon Payments.  We intend to treat interest paid with respect to the Deposit as ordinary interest income that is taxable to you at the time it accrues or is received in accordance with your method of tax accounting.

The Put Premium should not be taken into account until retirement or earlier sale or exchange of the security.

Sale or Exchange Prior to Retirement.  Upon a sale or exchange of a security prior to retirement, you should apportion the amount realized between the Deposit and the Put Option based on their respective values on the date of sale or exchange.  If the value of the Put Option is negative, you should be treated as having made a payment of such negative value to the purchaser in exchange for the purchaser’s assumption of the Put Option, in which case a corresponding amount should be added to the amount realized in respect of the Deposit.

You should recognize gain or loss with respect to the Deposit in an amount equal to the difference between (i) the amount realized that is apportioned to the Deposit (other than any amount attributable to accrued interest on the Deposit, which should be treated as a payment of interest) and (ii) your basis in the Deposit (i.e., the price you paid to acquire the security).  Such gain or loss should be long-term capital gain or loss if you have held the security for more than one year, and short-term capital gain or loss otherwise.

You should recognize gain or loss in respect of the Put Option in an amount equal to the total Put Premium you previously received, decreased by the amount deemed to be paid by you, or increased by the amount deemed to be paid to you, in exchange for the purchaser’s assumption of the Put Option.  This gain or loss should be short-term capital gain or loss.

Tax Treatment at Retirement.  The coupon payment received upon retirement will be treated as described above under “Coupon Payments.”

If a security is retired for its stated principal amount (without taking into account any coupon payment), the Put Option should be deemed to have expired unexercised, in which case you should recognize short-term capital gain in an amount equal to the sum of all payments of Put Premium received, including the Put Premium received upon retirement.

At maturity, if you receive an amount of cash that is different (without taking into account the final coupon payment) from the stated principal amount of a security, the Put Option should be deemed to have been exercised and you should be deemed to have applied the Deposit toward the cash settlement of the Put Option.  In that case, you should recognize short-term capital gain or loss with respect to the Put Option in an amount equal to the difference between (i) the sum of the total Put Premium received (including the Put Premium received at maturity) plus the cash you receive at maturity, excluding the final coupon payment, and (ii) the Deposit.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the securities.  A security could be treated as a debt instrument issued by us, in which case the timing and character of taxable income with respect to coupon payments on the securities would differ from that described herein and all or a portion of any gain you realize would generally be treated as ordinary income.  In addition, you could be subject to special reporting requirements if any loss exceeded certain thresholds.  Under other possible treatments, the entire coupon on the securities might either be (i) treated as income to you at the time received or accrued or (ii) not accounted for separately as giving rise to income to you until the sale, exchange or retirement of the securities.  You should consult your tax adviser regarding these issues.

November 2017	PS-16

Citigroup Global Markets Holdings Inc.
Autocallable Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors Gold Miners ETF, the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Due May 22, 2019

Other possible U.S. federal income tax treatments of the securities are possible that could also affect the timing and character of income or loss with respect to the securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders.  You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

You are not a Non-U.S. Holder for the purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States.  If you are or may become such a beneficial owner during the period in which you hold a security, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities to you.

Subject to the discussions below regarding Section 871(m) and “FATCA,” under current law, you generally should not be subject to U.S. federal withholding or income tax in respect of payments on the securities or amounts received on the sale, exchange or retirement of the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you provide to the applicable withholding agent an appropriate IRS Form W-8 certifying under penalties of perjury that you are not a U.S. person.

If you are engaged in a U.S. trade or business, and if income from the securities is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if you were a U.S. Holder, unless an applicable income tax treaty provides otherwise.  In this event, if you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the securities, possibly with retroactive effect.  You should consult your tax adviser regarding the issues presented by the notice.

Possible Withholding Under Section 871(m) of the Code.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”).  However, the regulations exempt financial instruments issued in 2017 that do not have a “delta” of one.  Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances.  For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the securities are not Specified Securities subject to Section 871(m) as a general matter.  You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

While we currently do not intend to withhold on payments on the securities to Non-U.S. Holders (subject to the discussion below regarding “FATCA,” the discussion above regarding Section 871(m) and the Form W-8 certification requirement described above), in light of the uncertain treatment of the securities other persons having withholding or information reporting responsibility in respect of the securities may treat some or all of each coupon payment on a security as subject to withholding tax at a rate of 30%.  Moreover, it is possible that in the future we may determine that we should withhold at a rate

November 2017	PS-17

Citigroup Global Markets Holdings Inc.
Autocallable Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors Gold Miners ETF, the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Due May 22, 2019

of 30% on coupon payments on the securities.  We will not be required to pay any additional amounts with respect to amounts withheld.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder, or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, a security may be treated as U.S. situs property subject to U.S. federal estate tax.  If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of an investment in the securities.

Information Reporting and Backup Withholding

Amounts paid on the securities, and payment of the proceeds of a taxable disposition of the securities, may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code.  If you are a Non-U.S. Holder that provides an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding.  Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied.  An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements.  This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or dividend equivalents or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”).  Withholding (if applicable) applies to payments of U.S.-source FDAP income and, for dispositions after December 31, 2018, payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends.  Although the application of these rules to the securities is not entirely clear because the U.S. federal income tax treatment of the securities is unclear, it would be prudent to assume that a withholding agent will treat the securities as subject to the withholding rules under FATCA.  If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.  You should consult your tax adviser regarding the potential application of FATCA to the securities.

The preceding discussion, when read in conjunction with “United States Federal Tax Considerations—Possible Taxable Event” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $7.00 for each $1,000 security sold in this offering. Selected dealers not affiliated with CGMI and their financial advisors will collectively receive from CGMI a selling concession of $2.50 for each $1,000 security they sell.  Selected dealers through whom we distribute securities may enter into arrangements with other institutions with respect to the distribution of the securities, and those institutions may share in the commissions, discounts or other compensation received by our selected dealers, may be compensated separately and may also receive commissions from purchasers for whom they may act as agents.  We may also engage other firms to provide marketing or promotional services in connection with the distribution of the securities.  CGMI will also pay certain service providers a fee of up to $4.50 per security in consideration for providing marketing, education, structuring or referral services with respect to financial advisors or selected dealers.  For the avoidance of doubt, the fees and selling concessions described in this pricing supplement will not be rebated if the securities are automatically redeemed prior to maturity.

CGMI is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the issue date for the securities is more than two business days after the pricing date, investors who wish to sell the securities at any

November 2017	PS-18

Citigroup Global Markets Holdings Inc.
Autocallable Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors Gold Miners ETF, the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Due May 22, 2019

time prior to the second business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisers in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities.  We have hedged our obligations under the securities through CGMI or other of our affiliates.  CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines.  This hedging activity could affect the closing values of any of the underlying assets and, therefore, the value of and your return on the securities.  For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period.  However, CGMI is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The securities have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

November 2017	PS-19

Citigroup Global Markets Holdings Inc.
Autocallable Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors Gold Miners ETF, the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Due May 22, 2019

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the securities will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the securities may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any securities be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the securities are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any securities referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The securities are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits. These securities are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this

November 2017	PS-20

Citigroup Global Markets Holdings Inc.
Autocallable Equity Linked Securities Based on the Worst Performing of the Shares of the VanEck Vectors Gold Miners ETF, the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Due May 22, 2019

pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc.  In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 7, 2017, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 7, 2017, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

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November 2017	PS-21